Exhibit 99.2

PART I.  FINANCIAL INFORMATION
ITEM 1: Financial Statements
COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,531,678	$1,399,162
Short-term investments	120,745	121,742
Accounts receivable, net	260,809	272,077
Other receivables, net	945,218	892,815
Other current assets	195,479	196,323
Total current assets	3,053,929	2,882,119

Long-term investments	2,713,291	2,658,582
Property and equipment, net	261,668	266,818
Goodwill	2,591,488	2,591,488
Other intangible assets, net	302,118	318,592
Other long-term assets	32,783	33,389
Total assets	$8,955,277	$8,750,988
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical liabilities	$1,476,557	$1,418,914
Accounts payable and other accrued liabilities	509,930	488,175
Deferred revenue	150,999	137,981
Total current liabilities	2,137,486	2,045,070

Long-term debt	1,585,312	1,585,190
Other long-term liabilities	396,476	397,813
Total liabilities	4,119,274	4,028,073
Stockholders’ equity:
Common stock, $.01 par value; 570,000 authorized; 197,196 issued and 134,688 outstanding in 2013; 197,080 issued and 134,573 outstanding in 2012	1,972	1,971
Treasury stock, at cost; 62,508 in 2013; 62,507 in 2012	(1,920,996)	(1,920,749)
Additional paid-in capital	1,981,156	1,970,877
Accumulated other comprehensive income, net	53,757	69,220
Retained earnings	4,720,114	4,601,596
Total stockholders’ equity	4,836,003	4,722,915
Total liabilities and stockholders’ equity	$8,955,277	$8,750,988

See accompanying notes to the condensed consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Quarters Ended March 31,
	2013	2012
Operating revenues:
Managed care premiums	$3,236,663	$3,386,268
Management services	283,572	305,699
Total operating revenues	3,520,235	3,691,967
Operating expenses:
Medical costs	2,686,651	2,808,348
Cost of sales	59,485	67,952
Selling, general and administrative	520,300	502,888
Depreciation and amortization	37,631	36,303
Total operating expenses	3,304,067	3,415,491

Operating earnings	216,168	276,476

Interest expense	24,582	25,557
Other income, net	30,330	24,434

Earnings before income taxes	221,916	275,353

Provision for income taxes	86,547	104,634

Net earnings	$135,369	$170,719

Net earnings per common share:
Basic earnings per common share	$1.01	$1.21
Diluted earnings per common share	$1.00	$1.20

Cash dividends declared per share	$0.125	$0.125

Other comprehensive income, net of tax:
Change in unrealized investment holding gains	(10,326)	7,537
Reclassification adjustment, net	(12,513)	(4,339)
Income tax benefit (provision)	7,376	(2,732)
Other comprehensive income, net of tax	$(15,463)	$466
Comprehensive income	$119,906	$171,185

See accompanying notes to the condensed consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$135,369	$170,719
Adjustments to earnings:
Depreciation and amortization	37,631	36,303
Amortization of stock compensation	5,972	9,014
RADV release	—	(132,977)
RADV release – deferred tax adjustment	—	50,531
Changes in assets and liabilities:
Accounts receivable, net	11,268	39,538
Other receivables, net	(52,403)	(84,455)
Medical liabilities	57,643	101,984
Accounts payable and other accrued liabilities	20,252	(145,907)
Deferred revenue	13,018	343,163
Other operating activities	(6,525)	32,602
Net cash from operating activities	222,225	420,515

Cash flows from investing activities:
Capital expenditures, net	(15,871)	(23,517)
Proceeds from sales of investments	282,922	249,120
Proceeds from maturities of investments	67,125	122,567
Purchases of investments	(411,368)	(345,530)
Payments for acquisitions, net of cash acquired	—	(46,980)
Net cash from investing activities	(77,192)	(44,340)

Cash flows from financing activities:
Proceeds from issuance of stock	4,397	25,404
Payments for repurchase of stock	(664)	(4,564)
Repayment of debt	—	(233,903)
Excess tax benefit from stock compensation	565	2,868
Payments for cash dividends	(16,815)	—
Net cash from financing activities	(12,517)	(210,195)

Net change in cash and cash equivalents	132,516	165,980

Cash and cash equivalents at beginning of period	1,399,162	1,579,003

Cash and cash equivalents at end of period	$1,531,678	$1,744,983

See accompanying notes to the condensed consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
A.    BASIS OF PRESENTATION AND SIGNIFICANT EVENTS
Basis of Presentation
The condensed consolidated financial statements of Coventry Health Care, Inc. and its subsidiaries (“Coventry” or the “Company”) contained in this report are unaudited but reflect all normal recurring adjustments which, in the opinion of management, are necessary for the fair presentation of the results of the interim periods reflected. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Company has eliminated all significant intercompany balances and transactions. Therefore, it is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10–K for the year ended December 31, 2012. The results of operations for the interim periods reported herein are not necessarily indicative of results to be expected for the full year. The year-end balance sheet data included in this report was derived from audited financial statements.
Significant Events
Proposed Merger
On August 19, 2012, the Company, Aetna Inc. (“Aetna”) and Jaguar Merger Subsidiary, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Aetna. A copy of the Agreement and Plan of Merger was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 20, 2012. The Company subsequently entered into Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Merger, which were filed as Exhibit 2.1 to the Company’s Current Reports on Form 8-K filed on October 23, 2012 and November 13, 2012, respectively. As used herein, the “Merger Agreement” means the Agreement and Plan of Merger, by and among Coventry, Aetna and Merger Sub, as amended. Under the terms of the Merger Agreement, the Company’s stockholders will receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share for each share of the Company’s common stock. The total transaction was initially estimated at approximately $7.3 billion, including the assumption of Coventry debt, based on the closing price of Aetna common shares on August 17, 2012.
On November 21, 2012, the Company’s stockholders voted at the stockholder special meeting to approve the adoption of the Merger Agreement. Of the 104,941,398 shares voting at the special meeting of stockholders, more than 99% voted in favor of the adoption of the Merger Agreement, which represented approximately 78% of the Company’s total outstanding shares of common stock as of the October 15, 2012 record date.
The consummation of the Merger is subject to customary closing conditions, including, among others, the adoption of the Merger Agreement by the Company’s stockholders, the absence of certain legal impediments to the consummation of the Merger, the receipt of specified governmental consents and approvals, the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and, subject to certain exceptions, the accuracy of representations and warranties made by the Company and Aetna, respectively, and compliance by the Company and Aetna with their respective obligations under the Merger Agreement. The Merger is expected to close in mid-2013.
Revenue Recognition
As described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Centers for Medicare and Medicaid Services (“CMS”) periodically performs audits and may seek return of premium payments made to the Company if risk adjustment factors are not properly supported by medical record data. The Company estimates and records reserves for CMS audits based on information available at the time the estimates are made. The judgments and uncertainties affecting the application of these policies include, among other things, significant estimates related to the amount of hierarchical condition category (“HCC”) revenue subject to audit, anticipated error rates, sample methodologies, confidence intervals, enrollee selection, and payment error extrapolation methodology.
During the quarter ended March 31, 2012, CMS released a “Notice of Final Payment Error Calculation Methodology for Part C Medicare Advantage Risk Adjustment Data Validation (“RADV”) Contract-Level Audits.” Most importantly, CMS made significant changes regarding which contract years are subject to the CMS RADV audits and other core areas of the audit methodology. As a result of this notice, the Company released RADV reserves, for contract years 2007 through 2011, resulting in an increase in operating earnings of $133.0 million during the quarter ended March 31, 2012.

B.    NEW ACCOUNTING STANDARDS
In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this Update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (“GAAP”) to be reclassified in its entirety to net income. ASU 2013-02 is effective for reporting periods beginning after December 15, 2012. The Company adopted ASU 2013-02 in 2013, and did not materially affect the Company’s financial position or results of operations and comprehensive income.
In October 2012, the FASB issued ASU No. 2012-04, “Technical Corrections and Improvements.” The amendments in this Update cover a wide range of topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. ASU 2012-04 will be effective for fiscal periods beginning after December 15, 2012. The Company adopted ASU 2012-04, and did not materially affect the Company's financial position or results of operations and comprehensive income.

C.    SEGMENT INFORMATION
The Company has the following three reportable segments: Commercial Products, Government Programs, and Workers’ Compensation. Each of these segments, which the Company also refers to as “Divisions,” is separately managed and provides separate operating results that are evaluated by the Company’s chief operating decision maker.
The Commercial Products Division is primarily comprised of the Company’s traditional health plan based Commercial and Individual Risk business.  Additionally, through this Division the Company contracts with various federal employee organizations to provide health insurance benefits under the Federal Employees Health Benefits Program (“FEHBP”) and offers administrative services only products to businesses that self-insure their health benefits managed care. This Division also contains the dental services, network rental and behavioral health benefits products.
The Government Programs Division includes the Company’s Medicare Part D and traditional health plan based Medicare Advantage Coordinated Care Plans (“Medicare Advantage CCP”) and Medicaid products.
The Workers’ Compensation Division is comprised of fee-based, managed care services, such as provider network access, bill review, pharmacy benefit management, durable medical equipment and ancillary services, and care management services to underwriters and administrators of workers’ compensation insurance.
The tables below summarize the operating results of the Company’s reportable segments through the gross margin level, as that is the measure of profitability used by the chief operating decision maker to assess segment performance and make decisions regarding the allocation of resources.  A reconciliation of gross margin to operating earnings at a consolidated level is also provided.  Total assets by reportable segment are not disclosed as these assets are not reviewed separately by the Company’s chief operating decision maker.  The dollar amounts in the segment tables are presented in thousands.

	Quarter Ended March 31, 2013
	Commercial Products Division	Government Programs Division	Workers’ Compensation	Elim.	Total
Operating revenues
Managed care premiums	$1,322,718	$1,928,726	$—	$(14,781)	$3,236,663
Management services	108,084	—	175,488	—	283,572
Total operating revenues	1,430,802	1,928,726	175,488	(14,781)	3,520,235
Medical costs	1,021,785	1,679,647	—	(14,781)	2,686,651
Cost of sales	—	—	59,485	—	59,485
Gross margin	$409,017	$249,079	$116,003	$—	$774,099

Selling, general and administrative					520,300
Depreciation and amortization					37,631
Operating earnings					$216,168

	Quarter Ended March 31, 2012
	Commercial Products Division	Government Programs Division	Workers’ Compensation	Elim.	Total
Operating revenues
Managed care premiums	$1,481,275	$1,915,795	$—	$(10,802)	$3,386,268
Management services	113,777	—	191,922	—	305,699
Total operating revenues	1,595,052	1,915,795	191,922	(10,802)	3,691,967
Medical costs	1,177,985	1,641,165	—	(10,802)	2,808,348
Cost of sales	—	—	67,952	—	67,952
Gross margin	$417,067	$274,630	$123,970	$—	$815,667

Selling, general and administrative					502,888
Depreciation and amortization					36,303
Operating earnings					$276,476

D.    DEBT
The Company’s outstanding debt consisted of the following (in thousands):

	March 31, 2013	December 31, 2012
6.300% Senior notes due 8/15/14, net of unamortized discount of $322 at March 31, 2013	$374,775	$374,718
6.125% Senior notes due 1/15/15	228,845	228,845
5.950% Senior notes due 3/15/17, net of unamortized discount of $561 at March 31, 2013	382,674	382,639
5.450% Senior notes due 6/7/21, net of unamortized discount of $982 at March 31, 2013	599,018	598,988
Total debt, including current portion	1,585,312	1,585,190
Less current portion of total debt	—	—
Total long-term debt	$1,585,312	$1,585,190

In January 2012, at maturity, the Company repaid the $233.9 million outstanding balance of its 5.875% Senior Notes.
During 2011, the Company entered into a Credit Agreement (the “Credit Facility”).  The Credit Facility provides for a five-year revolving credit facility in the principal amount of $750.0 million, with the Company having the ability to request an increase in the facility amount up to an aggregate principal amount not to exceed $1 billion.  As of March 31, 2013 and December 31, 2012, there were no amounts outstanding under the Credit Facility.
The Company’s senior notes and Credit Facility contain certain covenants and restrictions regarding, among other things, liens, asset dispositions and consolidations or mergers.  Additionally, the Company’s Credit Facility requires compliance with a leverage ratio of 3 to 1 and limits subsidiary debt.  As of March 31, 2013, the Company was in compliance with the applicable covenants and restrictions under its senior notes and Credit Facility.

E.    CONTINGENCIES
Legal Proceedings
In the normal course of business, the Company has been named as a defendant in various legal actions such as actions seeking payments for claims denied by the Company, medical malpractice actions, employment related claims and other various claims seeking monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Incidents occurring through December 31, 2012 may result in the assertion of additional claims. The Company maintains general liability, professional liability and employment practices liability insurances in amounts that it believes are appropriate, with varying deductibles for which it maintains reserves. The professional errors and omissions liability and employment practices liability insurances are carried through its captive subsidiary. Although the results of pending litigation are always uncertain, the Company does not believe the results of such actions currently threatened or pending, including those described below, will individually or in the aggregate have a material adverse effect on its consolidated financial position or results of operations and comprehensive income.

On September 3, 2009, a shareholder filed a putative securities class action against the Company and three of its current and former officers in the U.S. District Court for the District of Maryland. Subsequent to the filing of the complaint, three other shareholders and/or investor groups filed motions with the court for appointment as lead plaintiff and approval of selection of lead and liaison counsel. By agreement, the four shareholders submitted a stipulation to the court regarding appointment of lead plaintiff and approval of selection of lead and liaison counsel. In December 2009, the court approved the stipulation and ordered the lead plaintiff to file a consolidated and amended complaint. The purported class period was February 9, 2007 to October 22, 2008. The consolidated and amended complaint alleges that the Company’s public statements contained false, misleading and incomplete information regarding the Company’s profitability, particularly with respect to the profit margins for its Medicare Advantage Private-Fee-For-Service products.  The Company filed a motion to dismiss the complaint. By Order, dated March 31, 2011, the court granted in part, and denied in part, the Company’s motion to dismiss the complaint.  The Company filed a motion for reconsideration with respect to that part of the court’s March 31, 2011 Order which denied the Company’s motion to dismiss the complaint. The motion for reconsideration was denied but the court did rule that the class period was further restricted to April 25, 2008 to June 18, 2008.  As a result of a court ordered mediation, the Company has entered into a settlement agreement with counsel for the plaintiffs and the class. The parties will be submitting a formal written settlement agreement to the court for preliminary approval. These lawsuits are a covered claim under the Company’s Directors and Officers Liability Policy (“D&O Policy”), and therefore, after exhaustion of the Company’s self-insured retention of $2.5 million, the settlement amount will be fully funded and paid under the D&O Policy. The Company has accrued an immaterial settlement amount in “accounts payable and other accrued liabilities” and an associated recovery amount from the D&O Policy in “other receivables, net” in the accompanying balance sheet.
On October 13, 2009, two former employees and participants in the Coventry Health Care Retirement Savings Plan filed a putative ERISA class action lawsuit against the Company and several of its current and former officers, directors and employees in the U.S. District Court for the District of Maryland. Plaintiffs allege that defendants breached their fiduciary duties under ERISA by offering and maintaining Company stock in the Plan after it allegedly became imprudent to do so and by allegedly failing to provide complete and accurate information about the Company’s financial condition to plan participants in SEC filings and public statements. Three similar actions by different plaintiffs were later filed in the same court and were consolidated on December 9, 2009. An amended consolidated complaint has been filed.  The Company filed a motion to dismiss the complaint. By Order, dated March 31, 2011, the court denied the Company’s motion to dismiss the amended complaint.  The Company filed a motion for reconsideration of the court’s March 31, 2011 Order and filed an Alternative Motion to Certify the Court’s March 31, 2011 Order For Interlocutory Appeal to the Fourth Circuit Court of Appeals. Both of those motions were denied. The Company will vigorously defend against the allegations in the consolidated lawsuit.  The Company believes this lawsuit will not have a material adverse effect on its financial position or results of operations.
On August 23, 2012, a putative stockholder class action lawsuit captioned Coyne v. Wise et al., C.A. No. 367380, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On August 27, 2012, a second putative stockholder class action lawsuit captioned O’Brien v. Coventry Health Care, Inc. et al., C.A. 367577, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On September 5, 2012, a third putative stockholder class action lawsuit captioned Preze v. Coventry Health Care, Inc. et al., C.A. 367942, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. These three (3) actions have been consolidated. The complaints allege, among other things, that the individual defendants breached their fiduciary duties owed to Coventry’s public stockholders in connection with the Merger because the merger consideration and certain other terms in the Merger Agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints allege that the proposed Merger improperly favors Aetna and that certain provisions of the Merger Agreement unduly restrict Coventry’s ability to negotiate with other potential bidders. Among other remedies, the complaints seek injunctive relief prohibiting the defendants from completing the proposed Merger or, in the event that an injunction is not awarded, unspecified money damages, costs and attorneys’ fees. In November 2012, the court, in response to a motion filed by the Company, entered an order which stayed all three (3) actions for 90 days. On February 13, 2013, the plaintiffs in each of the 3 lawsuits filed a Notice of Voluntary Dismissal of their lawsuits based on the settlement of the similar shareholder lawsuits filed in Delaware.
On August 31, 2012, a putative stockholder class action lawsuit captioned Brennan v. Coventry Health Care, Inc. et al., C.A. No. 7826-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On September 14, 2012, a second putative stockholder class action lawsuit captioned Nashelsky v. Coventry Health Care, Inc. et al., C.A. No. 7868-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On September 27, 2012, and September 28, 2012, putative stockholder class action lawsuits captioned Employees’ Retirement System of the Government of the Virgin Islands v. Coventry Health Care, Inc. et al., C.A. No. 7905-CS and Farina v. Coventry Health Care, Inc. et al., C.A. No. 7909-CS, were filed in the Court of Chancery of the State of Delaware against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On October 1, 2012, an amended complaint was filed in the Brennan v. Coventry Health Care, Inc. action. The complaints generally allege that, among other things, the individual defendants breached their fiduciary duties owed to the public stockholders of Coventry in connection with the Merger because the merger consideration and certain other terms in the merger agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints generally allege that certain provisions of the Merger Agreement unduly restrict Coventry’s ability to negotiate with other potential bidders and that the Merger Agreement lacks adequate safeguards on behalf of

Coventry’s stockholders against the decline in the value of the stock component of the merger consideration. The complaints in the Employees’ Retirement System of the Government of the Virgin Islands, and Farina actions and the amended complaint in the Brennan action also generally allege that Aetna’s Registration Statement on Form S-4 filed on September 21, 2012, contained various deficiencies. Among other remedies, the complaints generally seek injunctive relief prohibiting the defendants from completing the proposed Merger, rescissionary and other types of damages and costs and attorneys’ fees.
On October 4, 2012, the Court of Chancery of the State of Delaware entered an order consolidating the four Delaware actions under the caption In re Coventry Health Care, Inc. Shareholder Litigation, Consolidated C.A. No. 7905-CS, appointing the Employees’ Retirement System of the Government of the Virgin Islands, the General Retirement System of the City of Detroit, and the Police and Fire Retirement System of the City of Detroit as Co-Lead Plaintiffs. On October 5, 2012, plaintiffs in the consolidated Delaware action filed a motion for expedited proceedings, and on October 10, 2012, plaintiffs in the consolidated Delaware action filed a motion to preliminarily enjoin the defendants from taking any action to consummate the Merger. The parties have since reached agreement on the schedule for those proceedings, which was entered by order of the Court on October 12, 2012. Pursuant to that scheduling order, a hearing on plaintiffs’ preliminary injunction motion was scheduled for November 20, 2012. On November 12, 2012, the Company and all named defendants entered into a Memorandum of Understanding (“MOU”) with the plaintiffs and their respective counsel which set forth an agreement in principle providing for the settlement of the In re Coventry Health Care, Inc. Shareholder Litigation. In consideration for the full settlement and dismissal with prejudice of the Shareholder Litigation and releases, the defendants agreed to (1) include additional disclosures in the definitive prospectus/proxy statement; (2) amend the Merger Agreement to reduce the Termination Fee payable by the Company upon termination of the Merger Agreement from $167,500,000 to $100,000,000; (3) amend the Merger Agreement to reduce the period during which the Company is required to discuss and negotiate with Aetna before making an Adverse Recommendation Change relating to a Superior Proposal from five calendar days to two calendar days; and (4) pay any attorneys’ fees and expenses awarded by the court. The MOU requires the parties to negotiate and execute a Stipulation of Settlement for submission to the court to obtain final court approval of the settlement and dismissal of the Shareholder Litigation.
Where available information indicates that it is probable that a loss has been incurred as of the date of the consolidated financial statements and the Company can reasonably estimate the amount of that loss, the Company accrues a liability of an estimated amount. In many proceedings, however, it is difficult to determine whether any loss is probable or reasonably possible. In addition, even where a loss is reasonably possible or an exposure to a loss exists in excess of the liability already accrued with respect to a previously identified loss contingency, it is not always possible to reasonably estimate the amount of the possible loss or range of loss.
There is significant judgment required in both the probability determination and as to whether an exposure to a loss can be reasonably estimated. No estimate of the possible loss, or range of loss, in excess of amounts accrued, if any, can be made at this time regarding the matters specifically described above due to the inherently unpredictable nature of legal proceedings. These matters can be affected by various factors; including, but not limited to, the procedural status of the dispute, the novel legal issues presented (including the legal basis for the majority of the alleged violations), the inherent difficulty in predicting regulatory judgments, fines and penalties, and the various remedies and levels of judicial review available to the Company in the event a judgment, fine or penalty is assessed. If one or more of these legal matters were resolved against the Company for amounts in excess of the Company’s expectations, the Company’s financial position or results of operations and comprehensive income could be materially adversely affected.
Guaranty Fund Assessments
The Company operates in a regulatory environment that may require the Company to participate in assessments under state insurance guaranty association laws. The Company’s exposure to guaranty fund assessments is based on its share of business it writes in the relevant jurisdictions for certain obligations of insolvent insurance companies to policyholders and claimants.  An assessment could have a material adverse effect on the Company’s financial position and results of operations and comprehensive income.

F.    INVESTMENTS
The Company considers all of its investments as available-for-sale securities. Realized gains and losses on the sale of investments are determined on a specific identification basis.
The amortized cost, gross unrealized gain or loss and estimated fair value of short-term and long-term investments by security type were as follows as of March 31, 2013 and December 31, 2012 (in thousands):

	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
As of March 31, 2013
State and municipal bonds	$1,120,913	$66,748	$(726)	$1,186,935
U.S. Treasury securities	114,448	577	(1)	115,024
Government-sponsored enterprise securities	79,039	248	(2)	79,285
Residential mortgage-backed securities (1)	328,940	9,051	(793)	337,198
Commercial mortgage-backed securities	33,938	80	(126)	33,892
Asset-backed securities (2)	22,226	356	(10)	22,572
Corporate debt and other securities	1,022,287	13,284	(559)	1,035,012
	$2,721,791	$90,344	$(2,217)	$2,809,918
Equity method investments (3)				24,118
				$2,834,036

	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
As of December 31, 2012
State and municipal bonds	$1,176,016	$78,272	$(499)	$1,253,789
U.S. Treasury securities	78,264	669	(2)	78,931
Government-sponsored enterprise securities	72,394	1,139	(1)	73,532
Residential mortgage-backed securities (1)	302,012	10,703	(74)	312,641
Commercial mortgage-backed securities	21,416	193	(19)	21,590
Asset-backed securities (2)	23,421	211	(6)	23,626
Corporate debt and other securities	971,230	20,726	(346)	991,610
	$2,644,753	$111,913	$(947)	$2,755,719
Equity method investments (3)				24,605
				$2,780,324

(1)	Includes Agency pass-through securities, with the timely payment of principal and interest guaranteed.

(2)	Includes auto loans, credit card debt, and rate reduction bonds.

(3)	Includes investments in entities accounted for under the equity method of accounting and therefore are presented at their carrying value.
The amortized cost and estimated fair value of available-for-sale debt securities by contractual maturity were as follows as of March 31, 2013 and December 31, 2012 (in thousands):

	As of March 31, 2013		As of December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Maturities:
Within 1 year	$468,436	$470,166	$362,116	$363,559
1 to 5 years	725,945	747,376	798,143	822,448
5 to 10 years	711,930	745,058	652,941	693,504
Over 10 years	815,480	847,318	831,553	876,208
Total	$2,721,791	$2,809,918	$2,644,753	$2,755,719

Investments with long-term option adjusted maturities, such as residential and commercial mortgage-backed securities, are included in the “Over 10 years” category.  Actual maturities may differ due to call or prepayment rights.
Gross investment gains of $12.8 million and $0.3 million gross investment losses were realized on sales of investments for the quarter ended March 31, 2013. This compares to gross investment gains of $4.3 million and no gross investment losses realized on sales of investments for the quarter ended March 31, 2012. All realized gains and losses are recorded in other income, net in the Company’s consolidated statements of operations and comprehensive income.
The following table shows the Company’s investments’ gross unrealized losses and fair value at March 31, 2013 and December 31, 2012, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 months		12 months or more		Total
At March 31, 2013	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal bonds	$110,627	$(725)	$102	$(1)	$110,729	$(726)
U.S. Treasury securities	1,774	(1)	—	—	1,774	(1)
Government-sponsored enterprise securities	11,786	(2)	—	—	11,786	(2)
Residential mortgage-backed securities	120,987	(792)	60	(1)	121,047	(793)
Commercial mortgage-backed securities	21,456	(126)	—	—	21,456	(126)
Asset-backed securities	13,988	(10)	—	—	13,988	(10)
Corporate debt and other securities	94,947	(557)	52	(2)	94,999	(559)
Total	$375,565	$(2,213)	$214	$(4)	$375,779	$(2,217)

	Less than 12 months		12 months or more		Total
At December 31, 2012	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal bonds	$61,342	$(499)	$—	$—	$61,342	$(499)
U.S. Treasury securities	2,458	(1)	1,065	(1)	3,523	(2)
Government-sponsored enterprise securities	15,714	(1)	—	—	15,714	(1)
Residential mortgage-backed securities	23,861	(73)	59	(1)	23,920	(74)
Commercial mortgage-backed securities	7,701	(19)	—	—	7,701	(19)
Asset-backed securities	14,492	(6)	—	—	14,492	(6)
Corporate debt and other securities	79,381	(345)	614	(1)	79,995	(346)
Total	$204,949	$(944)	$1,738	$(3)	$206,687	$(947)

The unrealized losses presented in the table above do not meet the criteria for treatment as an other-than-temporary impairment. The unrealized losses are the result of, among other factors, interest rate movements. The Company has not decided to sell, and it is not more-likely-than-not that the Company will be required to sell before a recovery of the amortized cost basis of these securities.
The Company continues to review its investment portfolios under its impairment review policy. Given the current market conditions and the significant judgments involved, there is a continuing risk that declines in fair value may occur and that other-than-temporary impairments may be recorded in future periods.

G.    FAIR VALUE MEASUREMENTS
Financial Assets
Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” defines fair value and requires a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value based on the quality and reliability of the inputs or assumptions used in fair value measurements.
The Company’s Level 1 securities primarily consist of U.S. Treasury securities and cash.  The Company determines the estimated fair value for its Level 1 securities using quoted (unadjusted) prices for identical assets or liabilities in active markets.
The Company’s Level 2 securities primarily consist of government-sponsored enterprise securities, state and municipal bonds, mortgage-backed securities, asset-backed securities, corporate debt and money market funds.  The Company determines the estimated fair value for its Level 2 securities using the following methods: quoted prices for similar assets/liabilities in active markets, quoted prices for identical or similar assets in non-active markets (few transactions, limited information, non-current prices and high variability over time), inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities and default rates, among others), and inputs that are derived principally from or corroborated by other observable market data.
For the Company’s Level 2 assets, the following inputs and valuation techniques were utilized in determining the fair value of its financial instruments:
Cash Equivalents: Level 2 cash equivalents are valued using inputs that are principally from, or corroborated by, observable market data, primarily quoted prices for like or similar assets.
Government-Sponsored Enterprise Securities:  These securities primarily consist of bonds issued by government-sponsored enterprises, such as the Federal Home Loan Bank, the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.  The fair value of government-sponsored enterprise securities are based upon observable market inputs such as quoted prices for like or similar assets, benchmark yields, reported trades and credit spreads.
State and Municipal Bonds, Corporate Debt and Other Securities:  The fair value of the Company’s debt securities is determined by observable market inputs which include quoted prices for identical or similar assets that are traded in an active market, benchmark yields, new issuances, issuer ratings, reported trades of comparable securities and credit spreads.
Residential and Commercial Mortgage-Backed Securities and Asset-Backed Securities:  The fair value of these securities is determined either by observable market inputs, which include quoted prices for identical or similar assets that are traded in an active market, or by a cash flow model which utilizes the following inputs: benchmark yields, prepayment speeds, collateral performance, credit spreads and default rates that are observable at commonly quoted intervals.
The Company has no Level 3 securities.
The Company obtains one price for each security from an independent third-party valuation service provider, which uses quoted or other observable inputs for the determination of fair value as noted above.  As the Company is responsible for the determination of fair value, the Company performs quarterly analyses on the prices received from the third-party provider to determine whether the prices are reasonable estimates of fair value.

The following table presents the fair value hierarchy for the Company’s financial assets measured at fair value on a recurring basis at March 31, 2013 and December 31, 2012 (in thousands):

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
At March 31, 2013	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$1,531,678	$1,398,584	$133,094	$—
State and municipal bonds	1,186,935	—	1,186,935	—
U.S. Treasury securities	115,024	115,024	—	—
Government-sponsored enterprise securities	79,285	—	79,285	—
Residential mortgage-backed securities	337,198	—	337,198	—
Commercial mortgage-backed securities	33,892	—	33,892	—
Asset-backed securities	22,572	—	22,572	—
Corporate debt and other securities	1,035,012	—	1,035,012	—
Total	$4,341,596	$1,513,608	$2,827,988	$—

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
At December 31, 2012	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$1,399,162	$1,218,046	$181,116	$—
State and municipal bonds	1,253,789	—	1,253,789	—
U.S. Treasury securities	78,931	78,931	—	—
Government-sponsored enterprise securities	73,532	—	73,532	—
Residential mortgage-backed securities	312,641	—	312,641	—
Commercial mortgage-backed securities	21,590	—	21,590	—
Asset-backed securities	23,626	—	23,626	—
Corporate debt and other securities	991,610	—	991,610	—
Total	$4,154,881	$1,296,977	$2,857,904	$—

Transfers between levels, if any, are recorded as of the end of the reporting period. During the quarter ended March 31, 2013 and the quarter ended March 31, 2012, there were no transfers between Level 1 and Level 2 and there were no transfers between Level 2 and Level 3.
Financial Liabilities
The Company’s fair value of its publicly-traded debt (senior notes) is based on Level 2 inputs, including quoted market prices for the same or similar debt or, if no quoted market prices are available, on the current market observable rates estimated to be available to the Company for debt of similar terms and remaining maturities.  The carrying value of the Company’s senior notes (including the long-term and current portions) was $1.59 billion at March 31, 2013 and $1.59 billion at December 31, 2012.  The estimated fair value of the Company’s senior notes (including the long-term and current portions) was $1.80 billion at March 31, 2013 and $1.81 billion at December 31, 2012.
The carrying value of the revolving credit facility approximates the fair value due to the short maturity dates of the draws. The Company had no outstanding borrowings under its current credit facility at March 31, 2013 or December 31, 2012.

H.    STOCK-BASED COMPENSATION
Performance Share Units
Performance Share Units (“PSUs”) represent hypothetical shares of the Company’s common stock. The PSUs vest (if at all) based upon the achievement of certain performance goals and other criteria at various periods through 2015. The Company granted PSUs in 2012 and 2013. The performance goals for the two-year cumulative period for the 2013 targets were finalized in the first quarter of 2013 for all grants, which established the measurement date for accounting purposes of the PSUs. All PSUs vest at various periods through 2015 and all PSUs that vest will be paid out in cash based upon the price of the Company’s stock. The Company recorded compensation expense of $2.9 million related to the PSUs for the quarter ended March 31, 2013 and no expense for the quarter ended March 31, 2012. The related liability was $2.9 million and accrued in “accounts payable and other accrued liabilities” in the accompanying balance sheet at March 31, 2013.
The following table summarizes PSU activity for the quarter ended March 31, 2013:

Units
(in thousands)
Balance, January 1, 2013	627
Granted	170
Vested and Paid	—
Forfeited	—
Balance, March 31, 2013	797

Restricted Share Units
Restricted Share Units (“RSUs”) represent hypothetical shares of the Company’s common stock. The holders of RSUs have no rights as stockholders with respect to the shares of the Company’s common stock to which the awards relate. Some of the RSUs require the achievement of certain performance goals and other criteria in order to vest. All RSUs vest at various periods through 2016 and all RSUs that vest will be paid out in cash based upon the price of the Company’s stock. The Company recorded compensation expense of $3.0 million and $1.0 million related to the RSUs for the quarter ended March 31, 2013 and March 31, 2012, respectively. The RSUs are classified as a liability by the Company. The related liability, accrued in “accounts payable and other accrued liabilities” in the accompanying balance sheet, at March 31, 2013 and December 31, 2012 was $10.2 million and $7.2 million, respectively.
The following table summarizes RSU activity for the quarter ended March 31, 2013:

Units
(in thousands)
Balance, January 1, 2013	604
Granted	92
Vested and Paid	—
Forfeited	(1)
Balance, March 31, 2013	695

I.    STOCKHOLDERS’ EQUITY
Share Repurchases
The Company’s Board of Directors has approved a program to repurchase its outstanding common shares. Share repurchases may be made from time to time at prevailing prices on the open market, by block purchase, or in private transactions. Under the share repurchase program, the Company did not repurchase any shares of its common stock during the quarters ended March 31, 2013 and 2012. As of March 31, 2013, the total remaining number of common shares the Company is authorized to repurchase under this program is 6.5 million; however, the Company is subject to certain restrictions under the Merger Agreement. Excluded from these share repurchase program amounts are shares purchased in connection with the vesting of restricted stock awards to satisfy employees’ minimum statutory tax withholding obligations as these purchases are not part of this program.
Dividends
On March 11, 2013, the Board of Directors declared a quarterly cash dividend to its shareholders. A quarterly cash dividend of $0.125 per share, or $16.8 million in the aggregate, was accrued in “accounts payable and other accrued liabilities” in the accompanying balance sheet at March 31, 2013, and subsequently paid on April 9, 2013 to all shareholders of record as of the close of business on March

22, 2013. Declaration and payment of future quarterly dividends is at the discretion of the Board and may be adjusted as business needs or market conditions change.

J.    EARNINGS PER SHARE
Earnings per share (“EPS”) is calculated under the two-class method under which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities based on their respective rights to receive dividends.  The Company grants restricted stock to certain employees under its stock-based compensation program, which entitles recipients to receive non-forfeitable cash dividends during the vesting period on a basis equivalent to the dividends paid to holders of common stock.  These unvested awards meet the definition of participating securities. In accordance with ASC 260, “Earnings Per Share,” the two-class method has been applied to all periods presented.
Basic EPS is calculated using the weighted average number of common shares outstanding during the period. Diluted EPS assumes the exercise of all options. Options issued under the stock-based compensation program that have an antidilutive effect are excluded from the computation of diluted EPS. Potential common stock equivalents to purchase 2.4 million and 7.5 million shares for the quarters ended March 31, 2013 and 2012, respectively, were excluded from the computation of diluted earnings per common share because the potential common stock equivalents were antidilutive.
The table below provides the reconciliation of the earnings and number of shares used in the Company's calculations of basic and diluted earnings per share.

	Quarters Ended March 31,
	2013	2012
(in thousands, except for per share data)
Basic earnings per common share
Net Earnings	$135,369	$170,719
Less: Distributed and undistributed earnings allocated to participating securities	(1,155)	(2,472)
Net earnings allocable to common shares	$134,214	$168,247

Basic weighted average common shares outstanding	133,464	139,323
Basic earnings per common share	$1.01	$1.21

Diluted earnings per common share
Net Earnings	$135,369	$170,719
Less: Distributed and undistributed earnings allocated to participating securities	(1,149)	(2,459)
Net earnings allocable to common shares	$134,220	$168,260

Basic weighted average common shares outstanding	133,464	139,323
Effect of dilutive options	836	844
Diluted weighted average common shares outstanding	134,300	140,167
Diluted earnings per common share	$1.00	$1.20

K.    OTHER DISCLOSURES
Other Income, net
The following table presents the components of Other Income, net for the quarters ended March 31, 2013 and 2012 (in millions):

	Quarters Ended March 31,
	2013	2012

Interest income	$16.5	$18.4
Gains on sales of investments	$12.5	$4.3
Other income	$1.3	$1.7
Other income, net	$30.3	$24.4

Concentration of Credit Risk
The Company is a provider of health insurance coverage to State of Illinois employees and their dependents. As of December 31, 2012, the Company had an outstanding premium receivable from the State of Illinois of approximately $32.2 million. During the quarter, the Company started participating with the Vendor Assistance Program (“VAP”) which is run by a privately held company that has assumed receivables from certain of the State of Illinois vendors. As of March 31, 2013, the Company has an outstanding premium receivable balance from the State of Illinois of approximately $17.1 million, which represents three months of health insurance premiums owed at 100% and four months owed at 10%.  As the receivable is from a governmental entity which has been making payments, the Company believes that the full receivable balance will ultimately be realized and therefore has not reserved against the outstanding balance. The Company’s regulated subsidiaries are required to submit statutory-basis financial statements to state regulatory agencies. For those financial statements, in accordance with state regulations, this receivable is being treated as an admitted asset in its entirety.
The Company believes its allowance for doubtful accounts adequately provides for estimated losses as of March 31, 2013.  The Company has a risk of incurring losses if such allowances are not adequate.
The Company contracts with a pharmacy benefit management (“PBM”) vendor to manage pharmacy benefits for its members and to provide rebate administration services on behalf of the Company.  The Company had pharmacy rebate receivables of $302.5 million and $305.4 million as of March 31, 2013 and December 31, 2012, respectively, due from the PBM vendor resulting from the normal cycle of rebate processing, data submission and collection of rebates.  The Company has credit risk due to the concentration of receivables with this single vendor; although the Company does not consider the associated credit risk to be significant.  The Company only records the pharmacy rebate receivables to the extent that the amounts are deemed probable of collection.